EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Financial Results for the Quarter Ended March 31, 2022

MIAMI, May 04, 2022 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) (TASE: PFLT) announced today financial results for the second fiscal quarter ended March 31, 2022.

HIGHLIGHTS

Quarter ended March 31, 2022
($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)	$1,192.6
PSSL investment portfolio	$705.0
Net assets	$520.0
GAAP net asset value per share	$12.62
Quarterly decrease GAAP net asset value per share	0.7%
Adjusted net asset value per share (2)	$12.41

Credit Facility	$249.9
2023 Notes	$88.3
2026 Notes	$181.9
2031 Asset-Backed Debt	$225.8
Regulatory Debt to Equity	1.50x
Regulatory Net Debt to Equity (3)	1.40x
GAAP Net Debt to Equity (4)	1.34x

Yield on debt investments at quarter-end	7.5%

Operating Results:
Net investment income	$11.4
Net investment income per share	$0.29
Distributions declared per share	$0.285

PFLT Portfolio Activity:
Purchases of investments	$113.2
Sales and repayments of investments	$103.9

Number of new portfolio companies invested	7
Number of existing portfolio companies invested	29
Number of ending portfolio companies	119

PSSL Portfolio Activity:
Purchases of investments	$67.5
Sales and repayments of investments	$5.3

(1) Includes investments in PennantPark Senior Secured Loan Fund I LLC, or PSSL, an unconsolidated joint venture, totaling $225.7 million, at fair value.
(2) This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the $8.5 million unrealized loss on our multi-currency senior secured revolving credit facility, as amended and restated, with Truist Bank (formerly SunTrust Bank) and other lenders, or the Credit Facility, and our 4.3% Series A notes due 2023, or the 2023 Notes. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(3) This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance net of $50.1 million of cash and cash equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
(4) This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance including the impact of the $8.5 million unrealized loss on the Credit Facility and the 2023 Notes net of $50.1 million of cash and cash equivalents. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

CONFERENCE CALL AT 9:00 A.M. ET ON MAY 5, 2022

PennantPark Floating Rate Capital Ltd. (“we,” “our,” “us” or the “Company”) will also host a conference call at 9:00 a.m. (Eastern Time) on Thursday May 5, 2022 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (866) 548-4713 approximately 5-10 minutes prior to the call. International callers should dial (323) 794-2093. All callers should reference conference ID #5639720 or PennantPark Floating Rate Capital Ltd. An archived replay of the call will be available through May 19, 2022, by calling toll-free (888) 203-1112. International callers please dial (719) 457-0820. For all phone replays, please reference conference ID #5639720.

PORTFOLIO AND INVESTMENT ACTIVITY

“In this market environment we are pleased to be focused on lower risk, first lien senior secured floating rate loans to U.S. companies, which are positioned to preserve capital and protect against rising inflation and interest rates. We believe that we are an important strategic capital partner who can fuel growth for companies in the core middle market,” said Art Penn, Chairman and CEO. “Our substantially upsized PSSL joint venture is positioned to generate growing Net Investment Income for PFLT.”

As of March 31, 2022, our portfolio totaled $1,192.6 million, and consisted of $1,031.9 million of first lien secured debt (including $170.3 million in PSSL), $1.0 million of second lien secured debt and $159.6 million of preferred and common equity (including $55.4 million in PSSL). Our debt portfolio consisted of 100% variable-rate investments. As of March 31, 2022, we had two portfolio companies on non-accrual, representing 2.5% and 2.3% of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized appreciation of $25.4 million. Our overall portfolio consisted of 119 companies with an average investment size of $10.0 million, had a weighted average yield on debt investments of 7.5%, and was invested 87% in first lien secured debt (including 14% in PSSL), less than 1% in second lien secured debt and 13% in preferred and common equity (including 5% in PSSL). As of March 31, 2022, 99.5% of the investments held by PSSL were first lien secured debt.

As of September 30, 2021, our portfolio totaled $1,081.6 million, and consisted of $934.4 million of first lien secured debt (including $140.9 million in PSSL), $8.9 million of second lien secured debt and $138.3 million of preferred and common equity (including $44.9 million in PSSL). Our debt portfolio consisted of 99% variable-rate investments. As of September 30, 2021, we had two portfolio companies on non-accrual, representing 2.7% and 2.6% of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $11.0 million. Our overall portfolio consisted of 110 companies with an average investment size of $9.8 million, had a weighted average yield on debt investments of 7.4%, and was invested 86% in first lien secured debt (including 13% in PSSL), 1% in second lien secured debt and 13% in preferred and common equity (including 4% in PSSL). As of September 30, 2021, 99% of the investments held by PSSL were first lien secured debt.

For the three months ended March 31, 2022, we invested $113.2 million in seven new and 29 existing portfolio companies with a weighted average yield on debt investments of 7.2%. Sales and repayments of investments for the three months ended March 31, 2022 totaled $103.9 million. For the six months ended March 31, 2022, we invested $448.4 million in 23 new and 65 existing portfolio companies with a weighted average yield on debt investments of 7.7%. Sales and repayments of investments for the totaled $342.2 million.

For the three months ended March 31, 2021, we invested $160.2 million in four new and 17 existing portfolio companies with a weighted average yield on debt investments of 7.4%. Sales and repayments of investments for the three months ended March 31, 2021 totaled $172.1 million. For the six months ended March 31, 2021, we invested $227.2 million in nine new and 34 existing portfolio companies with a weighted average yield on debt investments of 7.4%. Sales and repayments of investments for the totaled $281.7 million.

PennantPark Senior Secured Loan Fund I LLC

As of March 31, 2022, PSSL’s portfolio totaled $705.0 million and consisted of 87 companies with an average investment size of $8.1 million and had a weighted average yield on debt investments of 7.4%. As of September 30, 2021, PSSL’s portfolio totaled $564.8 million and consisted of 74 companies with an average investment size of $7.6 million and had a weighted average yield on debt investments of 7.1%.

For the three months ended March 31, 2022, PSSL invested $67.5 million (including $57.7 million purchased from the Company) in nine new and two existing portfolio companies with a weighted average yield on debt investments of 7.2%. Sales and repayments of investments for the three months ended March 31, 2022 totaled $5.3 million. For the six months ended March 31, 2022, PSSL invested $197.1 million (including $180.4 million purchased from the Company) in 21 new and eight existing portfolio companies with a weighted average yield on debt investments of 7.8%. Sales and repayments of investments for the six months ended March 31, 2022 totaled $55.7 million.

For the three months ended March 31, 2021, PSSL invested $128.7 million (including $125.2 million purchased from the Company) in 24 new and six existing portfolio companies with a weighted average yield on debt investments of 7.3%. Sales and repayments of investments for the three months ended March 31, 2021 totaled $29.6 million. For the six months ended March 31, 2021, PSSL invested $144.1 million (including $125.2 million purchased from the Company) in 24 new and 11 existing portfolio companies with a weighted average yield on debt investments of 7.4%. Sales and repayments of investments for the six months ended March 31, 2021 totaled $60.2 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three and six months ended March 31, 2022 and 2021.

Investment Income

Investment income for the three and six months ended March 31, 2022 was $24.6 million and $51.0 million, respectively, which was attributable to $19.9 million and $42.9 million from first lien secured debt and $4.7 million and $8.1 million from other investments, respectively. This compares to investment income for the three and six months ended March 31, 2021 was $19.4 million and $40.2 million, respectively, which was attributable to $16.6 million and $35.3 million from first lien secured debt and $2.9 million and $4.9 million from other investments, respectively. The increase in investment income compared to the same periods in the prior year was primarily due to an increase the size of our portfolio.

Expenses

Expenses for the three and six months ended March 31, 2022 totaled $13.3 million and $26.9 million, respectively. Base management fee for the same periods totaled $2.9 million and $5.8 million, incentive fee totaled $2.7 million and $5.9 million, debt related interest and expenses totaled $6.7 million and $13.3 million and general and administrative expenses totaled $0.8 million and $1.6 million, respectively. Expenses for the three and six months ended March 31, 2021 totaled $9.5 million and $20.1 million, respectively. Base management fee for the same periods totaled $2.6 million and $5.3 million, incentive fee totaled $1.3 million and $3.1 million, debt related interest and expenses totaled $4.8 million and $10.1 million and general and administrative expenses totaled $0.7 million and $1.4 million, respectively. The increase in expenses for the three and six months ended March 31, 2022 compared to the same period in the prior year was primarily due to an increase in performance-based incentive fees and debt-related interest and expenses.

Net Investment Income

Net investment income totaled $11.4 million and $24.1 million, or $0.29 and $0.61 per share, for the three and six months ended March 31, 2022, respectively. Net investment income totaled $9.9 million and $20.0 million, or $0.26 and $0.52 per share, for the three and six months ended March 31, 2021, respectively.

Net Realized Gains or Losses

Sales and repayments of investments for the three and six months ended March 31, 2022 totaled $103.9 million and $342.2 million, respectively, and net realized losses totaled $15.5 million and $12.3 million, respectively. Sales and repayments of investments for the three and six months ended March 31, 2021 totaled $172.1 million and $281.7 million, respectively, and net realized gains (losses) totaled $0.5 million and ($2.3) million, respectively. The change in realized gains/losses was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments, the Credit Facility and the 2023 Notes

For the three and six months ended March 31, 2022, we reported net change in unrealized appreciation on investments of $17.5 million and $14.0 million, respectively. For the three and six months ended March 31, 2021, we reported net change in unrealized appreciation on investments of $11.8 million and $34.6 million, respectively. As of March 31, 2022 and September 30, 2021, our net unrealized appreciation on investments totaled $25.4 million and $11.0 million, respectively. The net change in unrealized appreciation on our investments compared to the same period in the prior year was primarily due to changes in the market conditions of our investments and the values at which they were held.

For the three and six months ended March 31, 2022, the Credit Facility and the 2023 Notes had a net change in unrealized (appreciation) depreciation of $(2.4) million and $1.2 million, respectively. For the three and six months ended March 31, 2021, the Credit Facility and the 2023 Notes had a net change in unrealized (appreciation) of $(10.5) million and $(14.5) million, respectively. As of March 31, 2022 and September 30, 2021, the net unrealized depreciation on the Credit Facility and the 2023 Notes totaled $8.5 million and $7.2 million, respectively. The net change in net unrealized depreciation compared to the same period in the prior year was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

Net increase in net assets resulting from operations totaled $7.2 million and $21.7 million, or $0.18 and $0.55 per share, respectively, for the three and six months ended March 31, 2022. Net increase in net assets resulting from operations totaled $11.7 million and $37.8 million, or $0.30 and $0.98 per share, respectively, for the three and six months ended March 31, 2021. The decrease in the net change in net assets from operations for the three and six months ended March 31, 2022 compared to the same period in the prior year was primarily due to a lower realized and unrealized change in our investment and debt.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from proceeds of securities offerings, debt capital and cash flows from operations, including investment sales and repayments, and income earned. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives. For more information on how the COVID-19 pandemic may impact our ability to comply with the covenants of the Credit Facility, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, including “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations – COVID-19 Developments”.

The annualized weighted average cost of debt for the six months ended March 31, 2022 and 2021, inclusive of the fee on the undrawn commitment on the Credit Facility, amendment costs and debt issuance costs, was 3.2% and 3.4%, respectively. As of March 31, 2022 and September 30, 2021, we had $50.3 million and $80.6 million of unused borrowing capacity under the Credit Facility or our Prior Credit Facility, as applicable, respectively, subject to leverage and borrowing base restrictions.

As of March 31, 2022 and September 30, 2021, our wholly owned subsidiary, PennantPark Floating Rate Funding I, LLC, borrowed $249.7 million and $219.4 million under the Credit Facility, respectively. The Credit Facility had a weighted average interest rate of 2.5% and 2.3%, exclusive of the fee on undrawn commitments as of March 31, 2022 and September 30, 2021, respectively.

As of March 31, 2022 and September 30, 2021, we had cash equivalents of $50.1 million and $49.8 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to take advantage of market opportunities.

Our operating activities used cash of $102.0 million for the six months ended March 31, 2022, and our financing activities provided cash of $101.6 million for the same period. Our operating activities used cash primarily for our investment activities and our financing activities provided cash primarily due to the issuance of $85 million of our 2026 Add-on Notes, borrowings under our Credit Facility and proceeds from the ATM.

Our operating activities provided cash of $117.8 million for the six months ended March 31, 2021, and our financing activities used cash of $107.7 million for the same period. Our operating activities provided cash primarily from our investment activities and our financing activities used cash primarily to pay down our Credit Facility, partially offset by the 2026 Notes issuance.

RECENT DEVELOPMENTS

On May 2, 2022, the PSSL Credit Facility was amended to, among other things, to allow PSSL Subsidiary II to borrow up to $325.0 million (increased from $225.0 million) at any one time outstanding, subject to leverage and borrowing base restrictions.

DISTRIBUTIONS

During the three and six months ended March 31, 2022, we declared distributions of $0.285 and $0.57 per share, respectively, for total distributions of $11.3 and $22.4 million, respectively. During the three and six months ended March 31, 2021, we declared distributions of $0.285 and $0.57 per share, respectively, for total distributions of $11.1 and $22.1 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly Report on Form 10-Q filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	March 31, 2022	September 30, 2021
	(unaudited)
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost— $901,437 and $824,542, respectively	$933,041	$856,806
Non-controlled, affiliated investments (cost— $ — and $22,380, respectively	—	7,433
Controlled, affiliated investments (cost— $265,824 and $223,714, respectively	259,571	217,380
Total investments (cost— $1,167,262 and $1,070,636, respectively	1,192,613	1,081,619
Cash and cash equivalents (cost—$50,053 and $49,825, respectively)	50,064	49,826
Interest receivable	5,316	5,446
Receivable for investments sold	38,542	33,966
Prepaid expenses and other assets	1,356	—
Total assets	1,287,891	1,170,856
Liabilities
Distributions payable	3,814	3,690
Payable for investments purchased	—	13,546
Credit Facility payable, at fair value (cost—$249,654 and $219,400, respectively)	249,910	218,852
2023 Notes payable, at fair value (par—$97,006 and $117,793, respectively)	88,275	111,114
2026 Notes payable, net (par—$185,000 and $100,000, respectively)	181,888	97,171
2031 Asset-Backed Debt, net (par—$228,000)	225,813	225,497
Interest payable on debt	6,975	5,455
Base management fee payable	2,945	2,707
Performance-based incentive fee payable	2,704	624
Deferred tax liability	5,340	—
Accrued other expenses	241	1,591
Total liabilities	767,904	680,245
Commitments and contingencies
Net assets
Common stock, 41,209,566 and 38,880,728 shares issued and outstanding, respectively Par value $0.001 per share and 100,000,000 shares authorized	41	39
Paid-in capital in excess of par value	568,869	538,815
Accumulated deficit	(48,924)	(48,242)
Total net assets	$519,986	$490,611
Total liabilities and net assets	$1,287,891	$1,170,856
Net asset value per share	$12.62	$12.62

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Investment income:
From non-controlled, non-affiliated investments:
Interest	$16,195	$13,725	$33,052	$29,026
Dividend	577	—	1,154	—
Other income	686	491	3,510	1,373
From non-controlled, affiliated investments:
Interest	—	183	112	280
Other income	—	102	—	123
From controlled, affiliated investments:
Interest	3,240	2,659	6,405	5,322
Dividend	3,938	2,275	6,738	3,850
Other Income	—	—	—	196
Total investment income	24,635	19,435	50,971	40,169
Expenses:
Base management fee	2,945	2,634	5,841	5,350
Performance-based incentive fee	2,704	1,302	5,885	3,064
Interest and expenses on debt	6,705	4,781	13,344	10,122
Administrative services expenses	144	300	287	600
Other general and administrative expenses	655	400	1,309	800
Expenses before provision for taxes	13,153	9,417	26,667	19,936
Provision for taxes on net investment income	100	100	200	200
Total expenses	13,253	9,517	26,867	20,136
Net investment income	11,382	9,918	24,104	20,032
Realized and unrealized (loss) gain on investments and debt:
Net realized gain (loss) on:
Non-controlled, non-affiliated investments	6,920	474	9,993	(1,234)
Non-controlled and controlled, affiliated investments	(22,380)	—	(22,315)	(1,052)
Net realized gain (loss) on investments	(15,460)	474	(12,322)	(2,286)
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(5,425)	12,151	(1,038)	34,688
Controlled and non-controlled, affiliated investments	22,913	(334)	15,029	(81)
Provision for taxes on unrealized appreciation on investments	(3,800)	—	(5,340)	—
Debt depreciation (appreciation)	(2,363)	(10,535)	1,247	(14,549)
Net change in unrealized (depreciation) appreciation on investments and debt	11,324	1,282	9,897	20,058
Net realized and unrealized (loss) gain from investments and debt	(4,136)	1,755	(2,424)	17,772
Net increase in net assets resulting from operations	$7,246	$11,673	$21,679	$37,804
Net increase in net assets resulting from operations per common share	$0.18	$0.30	$0.55	$0.98
Net investment income per common share	$0.29	$0.26	$0.61	$0.52

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing $6.0 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission as well as changes in the economy and risks associated with possible disruption in the Company’s operations or the economy generally due to terrorism, natural disasters or pandemics such as COVID-19. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

CONTACT:	Richard Cheung
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com